Mail Stop 0306

      		January 7, 2005

Mr. Joel D. Knudson
Vice President, Finance and Secretary
Criticare Systems, Inc.
20925 Crossroads Circle, Suite 100
Waukesha, WI 53186

      Re:	Criticare Systems, Inc.
      Form 10-K for the fiscal year ended June 30, 2004
      Filed September 28, 2004
      File No. 001-31943

Dear. Mr. Knudson:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant